Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Federated National Holding Company

Sunrise, FL

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-3, File No. 333-195890, of our report dated March 17, 2014, relating to the consolidated financial statements of Federated National Holding Company, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Goldstein Schechter Koch

Goldstein Schechter Koch, P.A.

(successor by merger to De Meo Young McGrath)

Dated: June 25, 2014